August 2, 2010 Medium-Term Notes, Series D No. 2010-MTNDD589 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Commodities

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

LASERSSM offer exposure to a wide variety of index types, equities and commodities. These investments allow investors to capture returns matching the underlying commodity’s actual positive performance, up to a maximum return, and provide some protection against loss should the underlying commodity have a negative performance. The limited loss protection only applies if the price of the underlying commodity does not decline below a predetermined percentage. There is full exposure to a decline in the price of the underlying commodity if the price of the underlying commodity dips below a predetermined percentage at any time. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing price of the underlying commodity on the valuation date and based upon the price of the underlying commodity all times from but excluding the pricing date to and including the valuation date. The LASERSSM are not principal protected. The LASERSSM are senior unsecured obligations of Citigroup Funding Inc., and any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the LASERSSM are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$
Stated principal amount:	$1,000 per LASERSSM
Issue price:	$1,000 per LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	August , 2010 (expected to price on or about August 26, 2010, or if such day is not a scheduled business day, the next succeeding business day).
Original issue date:	August , 2010 (three business days after the pricing date)
Valuation date:	August 22, 2012, subject to adjustment for non-business days and certain market disruption events
Maturity date:	August 29, 2012
Underlying commodity:	Price of gold
Payment at maturity:	The payment at maturity per $1,000 LASERSSM will equal: $1,000 + gold return amount, which may be positive, zero or negative and which is subject to the maximum payment at maturity
Gold return amount:

If the closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date, the gold return amount will equal:

•  $1,000 x (the greater of (x) the gold percent change and (y) the fixed percentage) provided that the maximum total return on your investment in the LASERSSM will be limited to 25% to 30% (to be determined on the pricing date)

If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date, the gold return amount will equal:

•  $1,000 x the gold percent change

The gold return amount could be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the LASERSSM. In no event will the payment at maturity be greater than the maximum payment at maturity per LASERSSM.

Downside threshold price:	$ (80% of the initial price).
Fixed percentage:	15% (7.50% per annum on a simple interest basis).
Maximum payment at maturity:	$1,250 to $1,300 per LASERSSM (125% to 130% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Gold percent change:	(final price – initial price) / initial price.
Initial price:	The closing price of gold on the pricing date.
Final price:	The closing price of gold on the valuation date.
Closing price:	The London PM Fix of a troy ounce of gold on any business day, as reported on Reuters page “GOFO,” Bloomberg Screen “GOLDLNPM <INDEX>,” or any successor page.
CUSIP:	17308CPV2
ISIN:	US17308CPV27
Listing:	The LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per LASERSSM	$1,000.00	$22.50	$977.50
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERSSM purchased by that investor. The lowest price payable by an investor is $992.50 per LASERSSM. Please see “Syndicate Information” on page 8 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $22.50 for each LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $22.50 for each LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $22.50 for each LASERSSM they sell. See “Fees and selling concessions” on page 8. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of LASERSSM purchased by an investor. See “Syndicate Information” on page 8.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on August 2, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510173342/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Investment Overview

LeAding StockmarkEt Return Securities

Exposure to the underlying commodity is a component of portfolio diversification. Investors who believe they have underweight exposure to commodity markets can use the LASERSSM Based on the Price of Gold due August 29, 2012 (the “LASERSSM”):

■	To gain exposure to the price of gold
■

To provide limited protection against loss and potentially outperform the return on the underlying commodity due to the minimum fixed return if the closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date, provided that the maximum total return on your investment in the LASERSSM will be limited to 25% to 30% (to be determined on the pricing date)

The LASERSSM are exposed on a 1:1 basis to the performance (whether negative or positive) of the price of gold, with a minimum fixed return and a maximum return payable at maturity, if the closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date. If the closing price of gold is less than or equal to 80% of its initial price at any time from but excluding the pricing date to and including the valuation date, at maturity you will receive for each LASERSSM you then hold the $1,000 stated principal amount per LASERSSM plus an amount equal to the product of (i) $1,000 and (ii) the gold percent change (which could be negative). There is no minimum payment at maturity on the LASERSSM and in no event will the payment at maturity be greater than $1,250 to $1,300 per LASERS (to be determined on the pricing date).

Maturity:	2 years

Payment Scenario 1:	If the price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (x) the gold percent change and (y) a fixed percentage of 15% (7.50% per annum on a simple interest basis), provided that the maximum total return on your investment in the LASERSSM will be limited to 25% to 30% (to be determined on the pricing date).

Payment Scenario 2:	If the price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price is less than the initial price, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the principal minus a return based on the gold percent change, which will be negative, and you will suffer a loss on your principal investment.

Payment Scenario 3:	If the price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price is greater than the initial price, you will receive a full return of principal at maturity plus a return equal to the gold percent change, which will be positive, but you will not receive the greater of the gold percent change and the fixed percentage, provided that the maximum total return on your investment in the LASERSSM will be limited to 25% to 30% (to be determined on the pricing date).

Principal protection:	None

August 2010	Page 2

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Price of Gold Overview

The price of gold is the London PM Fix of a troy ounce of gold and is set by the five members of the London Gold Market Fixing Ltd. during the afternoon session of the twice-daily price of gold fix which starts at 3:00 p.m. London, England time.

Information as of market close on July 30, 2010:

Bloomberg Screen:	GOLDLNPM <INDEX>

Current Closing Price:	$1,162.50

Closing Price 52 Weeks Ago:	$932.5

52 Week High on 6/28/2010:	$1,261.00

52 Week Low on 7/30/2009:	$932.5

August 2010	Page 3

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Key Investment Rationale

The LASERSSM are commodity-linked investments that offer a potential return at maturity based on full participation in the increase or decrease in the price of the underlying commodity and limited protection from loss if the closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date, subject to the maximum payment at maturity of $1,250 to $1,300 per LASERSSM (to be determined on the pricing date).

Best Case Scenario	The closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date and, at maturity, the LASERSSM redeem for the stated principal amount of $1,000 plus the greater of (x) $1,000 x the gold percent change and (y) $150, subject to the maximum payment amount of $1,250 to $1,300 per LASERSSM (125% to 130% of the stated principal amount) (to be determined on the pricing date). The maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	The closing price of the underlying commodity is less than or equal to 80% of the initial price at least once from but excluding the pricing date to and including the valuation date and the price of the underlying commodity has declined and, at maturity, the LASERSSM redeem for less than the stated principal amount by an amount proportionate to the decline. This amount will be less than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	The appreciation potential of the LASERSSM is limited to the maximum payment at maturity.

■	The market price of the LASERSSM will be influenced by many unpredictable factors, including the price and volatility of the underlying commodity.

■	The LASERSSM are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERSSM.

■	The LASERSSM will not be listed on any securities exchange and secondary trading may be limited.

■

The return on the LASERSSM (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	You have no rights with respect to gold or against the publishers of the price of gold.

■	Investing in the LASERSSM is not equivalent to investing in the underlying commodity.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the LASERSSM.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the LASERSSM.

■	The U.S. federal income tax consequences of an investment in the LASERSSM are uncertain.

August 2010	Page 4

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Fact Sheet

The LASERSSM offered are senior unsecured obligations of Citigroup Funding Inc. Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The LASERSSM will pay no interest, do not guarantee any return of principal at maturity and have the terms described herein, in the related pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of LASERSSM that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the final price and based upon the closing price of the underlying commodity at all times from but excluding the pricing date to and including the valuation date. All payments on the LASERSSM are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2010 (expected to price on or about August 26, 2010, or if such day is not a scheduled business day, the next succeeding business day).	August , 2010 (three business days after the pricing date)	August 29, 2012

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Underlying commodity:	Price of gold
Underlying commodity publisher:	London Gold Market Fixing Ltd.
Issue price:	$1,000 per LASERSSM (see “Syndicate Information” below)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per LASERSSM
Denominations:	$1,000 per LASERSSM and integral multiples thereof
Interest:	None
Payment at maturity:	The payment at maturity per $1,000 LASERSSM will equal: $1,000 + gold return amount, which may be positive, zero or negative and which is subject to the maximum payment at maturity
Gold return amount:

If the closing price of the underlying commodity is greater than 80% of the initial price at all times from but excluding the pricing date to and including the valuation date, the gold return amount will equal:

•   $1,000 x (the greater of (x) the gold percent change and (y) the fixed percentage)

provided that the maximum total return on your investment in the LASERSSM will be limited to 25% to 30% (to be determined on the pricing date)

If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date, the gold return amount will equal:

•   $1,000 x the gold percent change

The gold return amount could be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the LASERSSM. In no event will the payment at maturity be greater than the maximum payment at maturity per LASERSSM.

Downside threshold price:	$ (80% of the initial price).
Fixed percentage:	15% (7.50% per annum on a simple interest basis).
Maximum payment at maturity:	$1,250 to $1,300 per LASERSSM (125% to 130% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Gold percent change:	(final price – initial price) / initial price.
Initial price:	The closing price of gold on the pricing date.

August 2010	Page 5

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Final price:	The closing price of gold on the valuation date.
Closing price:	The London PM Fix of a troy ounce of gold on any business day, as reported on Reuters page “GOFO,” Bloomberg Screen “GOLDLNPM <INDEX>,” or any successor page.
Valuation date:	August 22, 2012, subject to adjustment for non-business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 11.

General Information
Listing:	The LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc.
CUSIP:	17308CPV2
ISIN:	US17308CPV27
Certain U.S. federal income tax considerations:

The following summarizes certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”), and certain non-U.S. investors described below, that are initial holders of the LASERSSM and that hold the LASERSSM as capital assets.

For U.S. federal income tax purposes, each holder agrees to treat the LASERSSM as a cash-settled prepaid forward contract, subject to a cap, on the price of the underlying commodity on the Valuation Date, pursuant to which forward contract, at maturity the holder will receive the cash value of the underlying commodity subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the LASERSSM. Thus a U.S. Holder’s tax basis in a LASERSSM generally will equal the holder’s cost for the LASERSSM. At maturity or upon the sale or other taxable disposition of a LASERSSM, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the LASERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the LASERSSM for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the LASERSSM or instruments similar to the LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the U.S. Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

August 2010	Page 6

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the LASERSSM should not be subject to U.S. federal income tax if:

•   such gain is not effectively connected with a U.S. trade or business of such holder, and

•   in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the LASERSSM.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds received from the sale of the LASERSSM will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERSSM through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the LASERSSM by taking positions in futures or options contracts listed on major securities markets on the underlying commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying commodity, and, accordingly, potentially increase the initial price, and, therefore, the price above which the underlying commodity must remain at all times over the term of the LASERSSM, and on the valuation date, before you would receive at maturity a payment that exceeds the principal amount of the LASERSSM. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering of LASERSSM.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the LASERSSM as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the LASERSSM or (B) its acquisition and holding of the LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering of LASERSSM.

August 2010	Page 7

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Fees and selling concessions:

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the LASERSSM, will receive an underwriting fee of $22.50 for each LASERSSM sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney, and their financial advisors collectively a fixed selling concession of $22.50 for each LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $22.50 for each LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $22.50 for each LASERSSM they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the LASERSSM declines. The underwriting fee and selling concession payable in connection with sales of the LASERSSM may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the LASERSSM declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the LASERSSM” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of LASERSSM.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the LASERSSM will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the LASERSSM, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of LASERSSM.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per LASERSSM may be reduced for volume purchase discounts depending on the aggregate amount of LASERSSM purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of LASERSSM for Any Single Investor	Price to Public per LASERSSM	Underwriting Fee per LASERSSM	Selling Concession per LASERSSM
< $1,000,000	$1,000.00	$22.50	$22.50
≥ $1,000,000 and < $3,000,000	$ 996.25	$18.75	$18.75
≥ $3,000,000 and < $5,000,000	$ 994.38	$16.88	$16.88
≥ $5,000,000	$ 992.50	$15.00	$15.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the LASERSSM distributed by such dealers.

The above Fact Sheet represents a summary of the terms and conditions of the LASERSSM. We encourage you to read the accompanying prospectus supplement, prospectus and pricing supplement for the LASERSSM, which can be accessed via the hyperlinks on the front page of this document.

August 2010	Page 8

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Hypothetical Payment at Maturity

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different final prices of gold on the amount you will receive in respect of the LASERSSM at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue price: $1,000 per LASERSSM
•	Initial price: $1,191
•	Fixed percentage: 15%
•	Downside threshold price: $952.80 (80% of the initial price)
•	Maximum return: 27.50%
•	Maturity: 2 years

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual gold return amount, which, in turn, will depend on the actual initial price, final price, fixed percentage and the price of the underlying commodity at all times from but excluding the pricing date to and including the valuation date.

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

Hypothetical Final Price of Gold	Hypothetical Gold Percent Change(1) (%)	No Price Below the Hypothetical Downside Threshold Price		A Price At or Below the Hypothetical Downside Threshold Price
		Hypothetical Return on the LASERSSM	Hypothetical Payment at Maturity on the LASERSSM	Hypothetical Return on the LASERSSM	Hypothetical Payment at Maturity on the LASERSSM
$0.00	-100.00%	NA	NA	-100.00%	$0.00
$297.75	-75.00%	NA	NA	-75.00%	$250.00
$595.50	-48.00%	NA	NA	-48.00%	$520.00
$655.05	-45.00%	NA	NA	-45.00%	$550.00
$714.60	-40.00%	NA	NA	-40.00%	$600.00
$774.15	-35.00%	NA	NA	-35.00%	$650.00
$833.70	-30.00%	NA	NA	-30.00%	$700.00
$893.25	-25.00%	NA	NA	-25.00%	$750.00
$952.80	-20.00%	NA	NA	-20.00%	$800.00
$1,012.35	-15.00%	15.00%	$1,150.00	-15.00%	$850.00
$1,071.90	-10.00%	15.00%	$1,150.00	-10.00%	$900.00
$1,131.45	-5.00%	15.00%	$1,150.00	-5.00%	$950.00
$1,191.00	0.00%	15.00%	$1,150.00	0.00%	$1,000.00
$1,250.55	5.00%	15.00%	$1,150.00	5.00%	$1,050.00
$1,310.10	10.00%	15.00%	$1,150.00	10.00%	$1,100.00
$1,369.65	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
$1,429.20	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
$1,488.75	25.00%	25.00%	$1,250.00	25.00%	$1,250.00
$1,548.30	30.00%	27.50%	$1,275.00	27.50%	$1,275.00
$1,607.85	35.00%	27.50%	$1,275.00	27.50%	$1,275.00
$1,667.40	40.00%	27.50%	$1,275.00	27.50%	$1,275.00
$1,726.95	45.00%	27.50%	$1,275.00	27.50%	$1,275.00
$1,786.50	50.00%	27.50%	$1,275.00	27.50%	$1,275.00
$2,084.25	75.00%	27.50%	$1,275.00	27.50%	$1,275.00
$2,382.00	100.00%	27.50%	$1,275.00	27.50%	$1,275.00

August 2010	Page 9

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of LASERSSM that they hold a maturity payment equal to the sum of the stated principal amount of $1,000 per LASERSSM plus a gold return amount, which may be positive, zero or negative, subject to the maximum payment at maturity of $1,250 to $1,300 per LASERSSM (to be determined on the pricing date).

If the closing price of the underlying commodity is greater than 80% of the initial price at all times from the pricing date up to and including the valuation date, the gold return amount will be positive and will equal:

$1,000 × (the greater of (x) gold percent change and (y) fixed percentage), subject to the maximum total return where,

gold percent change	=	(final price – initial price)
initial price

initial price	=	The closing price of gold on the pricing date

final price	=	The closing price of gold on the valuation date

fixed percentage	=	15% (7.50% per annum on a simple interest basis)

maximum total return	=	25% to 30% (to be determined on the pricing date)

If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price is greater than the initial price, the gold return amount will be positive and will equal:

$1,000 × gold percent change, subject to the maximum total return

If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price is less than the initial price, the gold return amount will be negative and will equal:

$1,000 × gold percent change

Because the gold return amount will be negative, this payment at maturity will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the LASERSSM and in no event will the payment at maturity be greater than $1,250 to $1,300 per LASERSSM (125% to 130% of the stated principal amount) (to be determined on the pricing date).

August 2010	Page 10

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERSSM. For further discussion of these and other risks, you should read the section entitled “Risk Factors Relating to the LASERSSM” in the accompanying pricing supplement related to this offering of LASERSSM and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the LASERSSM.

■

LASERSSM do not pay interest or guarantee return of principal. The terms of the LASERSSM differ from those of ordinary debt securities in that the LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price is less than the initial price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each LASERSSM by an amount proportionate to the decrease in the price of the underlying commodity. There is no minimum payment at maturity on the LASERSSM, and, accordingly, you could lose your entire investment.

■

The appreciation of your investment in the LASERSSM will be limited. Because the maximum return on the LASERSSM is limited to 25% to 30% (to be determined on the pricing date) of the $1,000 principal amount of each LASERSSM, in no circumstance will the payment you receive at maturity, including principal, be more than $1,250 to $1,300 (to be determined on the pricing date) per LASERSSM and, therefore, the LASERSSM may provide less opportunity for appreciation than an investment in an instrument directly linked to the price of the underlying commodity. If the final price of the underlying commodity exceeds the initial price by more than 25% to 30% (to be determined on the pricing date), the appreciation on an investment in the LASERSSM will be less than the appreciation on a direct investment in the underlying commodity or an investment in an instrument that is directly linked to the price of the underlying commodity but is not subject to the maximum return on the LASERSSM.

■

Volatility of the price of gold. Prices of gold are highly volatile and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors on the price of gold. If these factors result in a decrease in prices of gold, it may reduce the value of the LASERSSM in the secondary market.

■

Potential for a lower comparative yield. If the closing price of the underlying commodity is less than or equal to 80% of the initial price at any time from but excluding the pricing date to and including the valuation date and the final price does not increase sufficiently from the initial price (resulting in your receiving a payment at maturity that is less than the stated principal amount of your LASERSSM), the effective yield on the LASERSSM may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) with a comparable maturity.

■

The LASERSSM are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERSSM. You are subject to the credit risk of Citigroup Inc. The LASERSSM are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the LASERSSM, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the LASERSSM will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the LASERSSM.

■

Market price of the LASERSSM may be influenced by many unpredictable factors. Numerous factors will influence the value of the LASERSSM in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the LASERSSM in the secondary market, including: the price and volatility of the underlying commodity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying commodity, or the commodity markets generally, and that may affect the price of the underlying commodity, interest and yield rates in the market, the time remaining to maturity, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. As a result, the market value of the LASERSSM will vary and may be less than the original issue price at any time prior to maturity and sale of the LASERSSM prior to maturity may result in a loss.

■

The LASERSSM will not be listed and secondary trading may be limited. The LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the LASERSSM. Citigroup Global Markets may, but is not obligated to, make a market in the LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERSSM, the price at which you may be able to trade your LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time

August 2010	Page 11

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Citigroup Global Markets were not to make a market in the LASERSSM, it is likely that there would be no secondary market for the LASERSSM. Accordingly, you should be willing to hold your LASERSSM to maturity.

■

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase LASERSSM in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the LASERSSM, as well as the cost of hedging our obligations under the LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

■

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the LASERSSM. As calculation agent, Citigroup Global Markets will determine the initial price, the final price and the gold percent change, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payment to you at maturity.

■

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the LASERSSM. We expect to hedge our obligations under the LASERSSM (and possibly to other instruments linked to the underlying commodity) through one or more of our affiliates. This hedging activity will likely involve trading in gold or in other instruments, such as options, swaps or futures, based upon the price of gold. This hedging activity may present a conflict between your interest in the LASERSSM and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the price of gold and, therefore, the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your LASERSSM in the secondary market. Since hedging our obligation under the LASERSSM involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the LASERSSM declines.

■

You have no rights with respect to gold. As an investor in the LASERSSM, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to gold. The LASERSSM are debt securities issued by Citigroup Funding, not an interest in gold or a futures contract or commodities option based on the price of gold.

■

Relationship to the Publishers of the Price of Gold. You will have no rights against the publishers of the price of gold, even though the amount you receive at maturity, if any, will depend substantially on the amount, if any, by which the price of gold changes from its initial price. The publishers of the price of gold are not in any way involved in this offering and have no obligations relating to the LASERSSM or the holders of the LASERSSM.

■

The U.S. federal income tax consequences of an investment in the LASERSSM are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the LASERSSM or instruments similar to the LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the LASERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the LASERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

August 2010	Page 12

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Information about the Underlying Commodity

Price of gold. The payment at maturity, if any, will be determined by reference to the price of a troy ounce of gold generally known as the The London PM Fix. We have derived all information regarding the London PM Fix from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the London Gold Market Fixing Ltd. We make no representation or warranty as to the accuracy or completeness of such information.

The London PM Fix of a troy ounce of gold is set by the five members of the London Gold Market Fixing Ltd. during the afternoon session of the twice-daily price of gold fix which starts at 3:00 p.m. London, England time. During each session, orders are placed either with one of the five fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their individual net interest at the fixing. The fix begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms, which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw its order. The price of gold is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. As of August 2, 2010, the five members of the London Gold Market Fixing Ltd. were The Bank of Nova Scotia – ScotiaMocatta, HSBC, Deutsche Bank AG London, Société Générale Corporate & Investment Banking, and Barclays Capital.

Disclaimer. The LASERSSM are not sponsored, endorsed, sold or promoted by the London Gold Market Fixing Ltd. or by any member thereof. The London Gold Market Fixing Ltd. makes no representation or warranty, express or implied, to the holders of the LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the LASERSSM particularly or the ability of the London price of gold fixings to track general market performance of price of gold. The London Gold Market Fixing Ltd. has no relationship to Citigroup Funding and its affiliates, and London price of gold fixings are determined without regard to Citigroup Funding, its affiliates or the LASERSSM. The London Gold Market Fixing Ltd. has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the LASERSSM into consideration in determining London price of gold fixings. The London Gold Market Fixing Ltd. is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the LASERSSM to be issued or in the determination or calculation of the equation by which the LASERSSM are to be converted into cash. The London Gold Market Fixing Ltd. has no obligation or liability in connection with the administration, marketing or trading of the LASERSSM.

For additional information, see “Description of the Price of Gold” in the accompanying pricing supplement related to this offering.

August 2010	Page 13

LASERSSM Based on the Price of Gold due August 29, 2012

LeAding StockmarkEt Return Securities

Historical Information

The following table presents the published high, low and end-of-quarter closing prices of the underlying commodity from January 3, 2005 through July 30, 2010. The closing price of the underlying commodity on July 30, 2010 was $1,169.00. The underlying commodity experiences periods of high volatility, and you should not take the historical prices of the underlying commodity as an indication of future performance.

	High	Low	Period End
2005
Quarter
First	$443.70	$411.10	$427.50
Second	440.55	414.45	437.10
Third	473.25	418.35	473.25
Fourth	536.50	456.50	513.00
2006
Quarter
First	584.00	524.75	582.00
Second	725.00	567.00	613.50
Third	663.25	573.60	599.25
Fourth	648.75	560.75	632.00
2007
Quarter
First	685.75	608.40	661.75
Second	691.40	642.10	650.50
Third	743.00	648.75	743.00
Fourth	841.10	725.50	833.75
2008
Quarter
First	1,011.25	846.75	933.50
Second	946.00	853.00	930.25
Third	986.00	740.75	884.50
Fourth	903.50	712.50	869.75
2009
Quarter
First	989.00	810.00	916.50
Second	981.75	870.25	934.50
Third	1,018.50	908.50	995.75
Fourth	1,212.50	1,003.50	1,087.50
2010
Quarter
First	1,153.00	1,058.00	1,115.50
Second	1,261.00	1,123.50	1,244.00
Third (through July 30)	1,234.00	1,157.00	1,169.00

August 2010	Page 14